Exhibit 10.14

[BLOCKBUSTER LOGO]

March 1, 2003

CONFIDENTIAL

Nicholas P. Shepherd

1201 Elm Street

Dallas, Texas 75270

Dear Nick,

I am pleased to confirm your continued eligibility and participation in the following benefits connected with your Blockbuster Inc. assignment in the US, in addition to those described in your Employment Agreement, effective as of the date of such Employment Agreement. This letter will serve as an addendum to your Employment Agreement with Blockbuster Inc.

Assignment Commencement & Duration

For purposes of this addendum your assignment commencement date is June 30, 1999. This addendum extends your assignment until February 28, 2005.

Pension

While on assignment in the US, you will continue to participate in the Blockbuster Inc. Pension and Death Benefits Scheme at a contribution level of 15% of Salary for each twelve (12) month period during your Employment Term. This contribution will be on a tax-free basis, and the pension company’s commitment to your retirement account is subject to the inland revenue earnings cap. Such participation in the Pension and Death Benefits Scheme is in lieu of your eligibility to participate in the Blockbuster Investment Plan (401(k)) and excess investment plan as provided for in the Employment Agreement.

Life Insurance/Assurance

While on assignment, you will be provided two times your annual salary in life insurance under the US life insurance benefit plan, or any other additional coverage that may be established for executives at your level. In addition, you will be covered at two times your annual salary under the UK life assurance plan. Between these two plans and any supplemental life insurance you may voluntarily elect under the US plan, your total life insurance/assurance shall not exceed six times your annual salary.

Home Country Housing

Assuming you continue to retain your UK residence during the assignment, the Company will extend the standard applicable provisions of its International Relocation Policy including:

Home Retention Allowance (HRA): An HRA will be provided if you choose to rent your home in the UK while on assignment. The HRA is paid to you upon your return to the UK if you retained and rented your home during your assignment. The HRA is based on 5% of the appraised value of the home prior to the assignment, up to a maximum of US$ 15,000. The HRA is considered taxable income and is not grossed-up.

Home Management Fees: Should you choose to rent your home in the UK while on assignment, the Company will reimburse you for the monthly management fees associated with the professional property management of your home. Additionally, the Company will reimburse you a one-time commission fee to retain the services of a property management company, if necessary.

Storage of Household Goods

The Company will reimburse the cost of storing in your Home Location any goods you do not wish to ship to the US. Storage costs will be covered for the duration of your assignment.

Car Allowance

The Company will provide you with a US$ 300 per month automobile allowance plus insurance on one vehicle. The payment is subject to normal tax deductions.

Vacation & Holidays

Vacation entitlement will continue to be determined in accordance with policy in effect within Blockbuster UK up to a maximum of 25 days per year. You will adopt the work schedule, including hours of work, time off, and public holidays in accordance with Blockbuster US policies and practices.

Home Leave

After each anniversary (twelve months) of your assignment, you and your dependents in the US will be eligible for a Home Leave. This may be taken after each twelve months of assignment (provided the assignment is scheduled to last at least another eight weeks), at a time that is mutually convenient for you and the Company.

Home leave includes all dependents in the US living with you and dependent children in the UK visiting the US. Home Leave includes airfare, accommodations, and car rental. Meals and other incidentals are not included. Business-class travel is permitted to and from the UK for Home Leave.

For the period of your assignment, your spouse will be eligible for 2 (two) Home Leave trips per year (including the one above) traveling in Business Class.

Dependent Schooling

It is the Company’s understanding that you intend to utilize public schools for your children’s education. During the next 2-year term of your assignment, should you decide that the public educational system is inadequate for your children, Blockbuster will provide an educational stipend to you for use in private education for your children. The stipend will be 50% of the private school’s annual tuition, up to a maximum of US$ 4,000 per child per year. The stipend will not be provided if your children use the public school system. The stipend is not grossed-up and is considered taxable income.

Tax Services

The Company will retain the services of an expert international tax advisor annually to assist in the preparation of your personal US and UK tax returns during any full or partial years of your assignment. Personal financial information provided to these advisors remains confidential and details of that information are not shared with the Company, except as necessary.

Social Security, Medicare, and Workers’ Compensation

During the assignment, you and the Company will continue FICA contributions as required by the US Federal Government. Benefits for occupational injury or illness will be paid in accordance with legal requirements of the US.

Assignment Completion

At the end of your assignment, or if your position is made redundant during your assignment, the Company will assist in your repatriation to the UK. This includes reimbursement of expenses associated with return travel; movement of household goods; resettlement allowance of US$ 50,000 (net); temporary living in the home country for up to 30 days; rental of a car for up to 15 days; and temporary storage of household goods in the US for up to 90 days. Also, the Company will pay closing costs associated with the selling of your home in the US up to a maximum of 3% of the sale price.

Shipment of Household Pets

The Company will not pay costs associated with the relocation of household pets. All costs incurred, including transportation, kennel expenses, travel documentation, veterinary inspections, and quarantine costs will be your sole responsibility.

Return Shipment

At the end of your assignment, the Company will pay for the return shipment of your household goods. On the return shipment, you may ship up to an additional 1,500 pounds of household goods beyond your original shipment.

Assignment Review

During the term of your assignment, the Company and/or you can and should identify and bring forward any issues associated with the assignment that have impacted your ability to effectively perform your job duties. These issues may include, but are not limited to, family adjustment concerns, change in roles and responsibilities, management changes, or unacceptable performance of your job duties.

If issues are identified, the Company will meet and work with you to mutually resolve the issues. Alternatives will be identified to resolve the issues up to and including the possibility of relocation back to the UK. The objective of this section is to demonstrate your desire and the Company’s desire to make this assignment highly successful, however acknowledging the potential for assignment related issues that may require mutually agreeable resolutions. If you and the Company mutually agree that you will return to the UK, the Company will assist you in trying to find comparable alternative employment opportunities within Blockbuster or one of its affiliated entities.

If at any time you resign your employment with the Company, or if your employment is involuntarily terminated, the Company will pay your relocation back to the UK provided the relocation occurs within six (6) months from the date of your resignation or termination. The terms of your Employment Agreement shall govern any salary continuation and other benefits after your separation from employment.

Agreement

Nick, if the foregoing correctly sets forth your understanding, please sign this letter and return the original to me whereupon this letter shall constitute a binding Addendum to the Employment Agreement between you and Blockbuster.

Sincerely yours,

/s/  Larry J. Zine

Larry J. Zine

EVP, CFO & CAO

Accepted and Agreed:

/s/  Nicholas P. Shepherd

Nicholas P. Shepherd

7-30-03

Date: